Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:   Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2018 Results

•                                          Net income for the three months ended June 30, 2018 was $4.96 million compared to $4.30 million for the three months ended June 30, 2017.  Net income for the three months ended June 30, 2018 rose by $662,000, or 15.39%.

•                                          Fully diluted earnings per share rose by $0.08, or 17.78%, to $0.53 for the three months ending June 30, 2018 from $0.45 for the three months ending June 30, 2017.

•                                          Return on average assets and return on average equity was 0.98% and 8.46%, respectively, for the three months ended June 30, 2018 compared to 0.91% and 7.32%, respectively, for the three months ended June 30, 2017.

•                                          Interest income on loans for the three months ended June 30, 2018 grew by $1.36 million, or 10.03%, compared to the three months ended June 30, 2017.

•                                          Deposits rose by 3.12% in the first six months of 2018 to $1.647 billion at June 30, 2018.

•                                          Board of Directors approved a quarterly cash dividend of $0.22 per share on July 26, 2018, representing Territorial Bancorp Inc.’s 35th consecutive quarterly dividend.

Honolulu, Hawaii, July 26, 2018 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.96 million or $0.53 per diluted share for the three months ended June 30, 2018, compared to $4.30 million or $0.45 per diluted share for the three months ended June 30, 2017.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.22 per share.  The dividend is expected to be paid on August 23, 2018, to stockholders of record as of August 9, 2018.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Our strong performance continued in the second quarter as we emphasize increasing the size of our loan portfolio by originating residential mortgage loans with good credit quality.  Hawaii’s strong economy has allowed us to increase the size of our loan portfolio and total deposits.  We also are proud to announce a 10% increase in our quarterly cash dividend from $0.20 per share to $0.22 per share. This is our 35th consecutive quarterly dividend and will be paid to our shareholders on August 23rd.”

Interest Income

Net interest income after provision for loan losses increased to $14.85 million for the three months ended June 30, 2018 from $14.65 million for the three months ended June 30, 2017, an increase of 1.37%.  Total interest income was $18.18 million for the three months ended June 30, 2018 compared to $16.78 million for the three months ended June 30, 2017. The $1.41 million growth in interest income was due to a $1.36 million increase in interest earned on loans, which resulted primarily from the $134.80 million increase in the average balance of loans receivable for the three months ended June 30, 2018 compared to the three months ended June 30, 2017.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $3.28 million for the three months ended June 30, 2018 from $2.25 million for the three months ended June 30, 2017.  Interest expense on deposits increased to $2.69 million for the three months ended June 30, 2018 from $1.78 million for the three months ended June 30, 2017.  The increase in interest expense on deposits occurred primarily because of the $111.89 million growth in the average balance of total deposits for the three months ended June 30, 2018 compared to the three months ended June 30, 2017 and an increase in the cost of certificates of deposit.  The increase in the cost of certificates of deposit occurred primarily because of higher interest rates paid on newly opened certificates of deposit from state and local governments with terms greater than two years.  These deposits were used to reduce interest rate risk in a rising interest rate environment by extending the maturity of fixed-rate deposits.  Interest expense on advances from the Federal Home Loan Bank (FHLB) grew to $459,000 for the three months ended June 30, 2018 compared to $261,000 for the three months ended June 30, 2017.  The increase in interest expense on FHLB advances was primarily due to a $32.20 million increase in the average balance of FHLB advances for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017.  These additional borrowings, which have higher fixed interest rates and terms greater than two years, were used primarily to reduce interest rate risk in a rising interest rate environment by extending the maturity of fixed-rate borrowings.

During the quarter ended June 30, 2018, the provision for loan losses was $60,000 compared to a $123,000 reversal of the provision for loan losses for the quarter ended June 30, 2017.  The reversal in 2017 resulted from improving credit quality of the Company’s loan portfolio and a reduction in loan losses.

Noninterest Income

Noninterest income was $837,000 for the three months ended June 30, 2018 compared to $1.06 million for the three months ended June 30, 2017.  The decrease in noninterest income was primarily due to a $141,000 decrease in the gain on sale of investment securities and a $53,000 decrease in the amount of loans sold.

Noninterest Expense

Noninterest expense was $9.37 million for the three months ended June 30, 2018 compared to $8.75 million for the three months ended June 30, 2017.  The increase in noninterest expense was primarily due to a $596,000 increase in salaries and employee benefits that occurred because of a decrease in the capitalized cost of new loan originations and an increase in the minimum average hourly wage rate we pay to $15.00 an hour.  As new loans are originated, the Company capitalizes a portion of the cost of new loan originations and reduces the salary expense attributable to such originations.  The Company originated fewer loans in the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017.  The reduction in the number of loans originated lowered the capitalized cost of new loan originations and raised compensation expense.  Starting on January 1, 2018, Territorial Savings Bank also raised the minimum hourly wage rate it pays to $15.00 an hour, to share the benefits it is receiving from the reduction in the federal corporate tax rate from 35.00% in 2017 to 21.00%, effective for 2018.

Income Taxes

Income tax expense for the three months ended June 30, 2018 was $1.35 million compared to $2.65 million for the three months ended June 30, 2017.  The reduction in income tax expense for the three months ended June 30, 2018 is primarily due to the reduction of the federal corporate tax rate from 35.00% in 2017 to 21.00%, effective January 1, 2018.  Income tax expense also includes tax benefits of $140,000 from a $1.00 million contribution to the Company’s defined benefit pension plan and $110,500 from the exercise of stock options.  The tax benefit from the pension contribution occurred as the tax deduction for the pension contribution is calculated at the 35.00% federal corporate tax rate for 2017 rather than the 21.00% corporate tax rate for 2018.

Assets and Equity

Total assets increased to $2.032 billion at June 30, 2018 from $2.004 billion at December 31, 2017.  Investment securities decreased by $12.80 million to $394.85 million at June 30, 2018.  Loans receivable grew by $47.42 million to $1.536 billion at June 30, 2018 from $1.489 billion at December 31, 2017 as residential mortgage loan originations exceeded loan repayments and sales.  The growth in loans receivable was funded primarily by a $49.89 million increase in deposits.  Deposits increased by 3.12% to $1.647 billion at June 30, 2018 from $1.597 billion at December 31, 2017.  Total stockholders’ equity decreased to $234.70 million at June 30, 2018 from $234.85 million at December 31, 2017.  The decrease in stockholders’ equity occurred primarily as share repurchases and payment of dividends exceeded the Company’s net income for the second quarter.

Capital Management

The Company uses share repurchases as part of its overall program to enhance stockholder value.  On June 8, 2018, the Company announced the adoption of its eighth stock repurchase program.  This program allows the Company to repurchase up to $5,000,000 of the company’s outstanding shares, or approximately 1.7% of its total outstanding shares.

As of June 30, 2018, the Company has 341,335 outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $894,000 (3 loans) at June 30, 2018, compared to $1.63 million (5 loans) at December 31, 2017.  Non-performing assets totaled $2.10 million at June 30, 2018 compared to $4.23 million at December 31, 2017.  The ratio of non-performing assets to total assets decreased to 0.10% at June 30, 2018 from 0.21% at December 31, 2017.  The allowance for loan losses at June 30, 2018 was $2.61 million and represented 0.17% of total loans, compared to $2.55 million and 0.17% of total loans at December 31, 2017.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Interest income:
Loans	$14,884	$13,527	$29,791	$27,040
Investment securities	3,122	3,078	6,251	6,159
Other investments	176	172	374	359
Total interest income	18,182	16,777	36,416	33,558

Interest expense:
Deposits	2,690	1,775	5,141	3,426
Advances from the Federal Home Loan Bank	459	261	878	515
Securities sold under agreements to repurchase	126	217	251	433
Total interest expense	3,275	2,253	6,270	4,374

Net interest income	14,907	14,524	30,146	29,184
Provision (reversal of provision) for loan losses	60	(123)	69	(52)

Net interest income after provision (reversal of provision) for loan losses	14,847	14,647	30,077	29,236

Noninterest income:
Service fees on loan and deposit accounts	487	507	902	1,063
Income on bank-owned life insurance	216	227	431	453
Gain on sale of investment securities	45	186	45	281
Gain on sale of loans	10	63	53	126
Other	79	76	148	158
Total noninterest income	837	1,059	1,579	2,081

Noninterest expense:
Salaries and employee benefits	5,496	4,900	11,143	9,983
Occupancy	1,574	1,461	3,090	2,910
Equipment	997	882	1,939	1,748
Federal deposit insurance premiums	154	148	307	296
Other general and administrative expenses	1,153	1,363	2,288	2,524
Total noninterest expense	9,374	8,754	18,767	17,461

Income before income taxes	6,310	6,952	12,889	13,856

Income taxes	1,347	2,651	3,106	5,234
Net income	$4,963	$4,301	$9,783	$8,622

Basic earnings per share	$0.54	$0.46	$1.05	$0.93
Diluted earnings per share	$0.53	$0.45	$1.03	$0.90
Cash dividends declared per common share	$0.30	$0.20	$0.50	$0.40
Basic weighted-average shares outstanding	9,219,859	9,255,739	9,251,999	9,235,553
Diluted weighted-average shares outstanding	9,394,031	9,539,757	9,439,618	9,539,543

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$27,672	$32,089
Investment securities available for sale	2,658	2,851
Investment securities held to maturity, at amortized cost (fair value of $382,962 and $406,663 at June 30, 2018 and December 31, 2017, respectively)	392,189	404,792
Loans held for sale	—	403
Loans receivable, net	1,536,392	1,488,971
Federal Home Loan Bank stock, at cost	5,925	6,541
Federal Reserve Bank stock, at cost	3,106	3,103
Accrued interest receivable	5,195	5,142
Premises and equipment, net	5,362	5,721
Bank-owned life insurance	44,631	44,201
Income taxes receivable	1,196	1,571
Deferred income tax assets, net	4,210	4,609
Prepaid expenses and other assets	3,923	3,852
Total assets	$2,032,459	$2,003,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,647,183	$1,597,295
Advances from the Federal Home Loan Bank	88,000	107,200
Securities sold under agreements to repurchase	30,000	30,000
Accounts payable and accrued expenses	24,418	26,390
Income taxes payable	1,459	1,483
Advance payments by borrowers for taxes and insurance	6,700	6,624
Total liabilities	1,797,760	1,768,992

Stockholders’ Equity:
Preferred stock, $0.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 9,749,697 and 9,915,058 shares at June 30, 2018 and December 31, 2017, respectively	98	99
Additional paid-in capital	67,584	73,050
Unearned ESOP shares	(5,138)	(5,383)
Retained earnings	179,044	172,782
Accumulated other comprehensive loss	(6,889)	(5,694)
Total stockholders’ equity	234,699	234,854
Total liabilities and stockholders’ equity	$2,032,459	$2,003,846

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	June 30,
	2018	2017

Performance Ratios (annualized):
Return on average assets	0.98%	0.91%
Return on average equity	8.46%	7.32%
Net interest margin on average interest earning assets	3.04%	3.16%
Efficiency ratio (1)	59.54%	56.18%

	At June	At December
	30, 2018	31, 2017

Selected Balance Sheet Data:
Book value per share (2)	$24.07	$23.69
Stockholders’ equity to total assets	11.55%	11.72%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$894	$1,630
Non-performing assets (3)	$2,101	$4,227
Allowance for loan losses	$2,614	$2,548
Non-performing assets to total assets	0.10%	0.21%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	124.42%	60.28%

Note:

(1) Efficiency ratio is equal to non interest expense divided by the sum of net interest income and non interest income

(2) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs